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Exhibit 2.2

GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

between

AGILENT TECHNOLOGIES, INC.

and

VERIGY LTD.

Dated as of June 1, 2006

i

GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

        This General Assignment and Assumption Agreement is dated as of June 1, 2006 (the "Agreement"), between Agilent Technologies, Inc., a Delaware corporation ("Agilent"), and Verigy Ltd., a company organized under the laws of Singapore (together with its successors and assigns, "Verigy") (each, a "Party" and collectively, the "Parties").

W I T N E S S E T H:

        WHEREAS, Agilent and its Subsidiaries hereby and by certain other instruments transfer or will transfer to Verigy and its Subsidiaries substantially all of the assets of the Business owned by Agilent and its Subsidiaries, and Verigy and its Subsidiaries assume or will assume certain liabilities relating to the Business, in each case effective as of the Effective Date and in accordance with the Master Separation and Distribution Agreement, dated as of May 31, 2006, between the Parties (the "Master Separation Agreement").

        WHEREAS, it is the intent of the Parties, by this Agreement and the other agreements and instruments provided for in the Master Separation Agreement, that Agilent and its Subsidiaries convey to Verigy and its Subsidiaries substantially all of the business and assets of the Business.

        WHEREAS, it is further intended between the Parties that Verigy assume certain of the liabilities related to the Business, as provided in this Agreement, the Master Separation Agreement or the other agreements and instruments provided for in the Master Separation Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

        1.1    Definitions.

        Unless otherwise provided herein, capitalized terms used in this Agreement have the meanings ascribed to them by definition in this Agreement or in Annex A.

        1.2    Rules of Construction.

        (a)   This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

        (b)   The words "hereof, "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole (including any annexes, exhibits and schedules to this Agreement) and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified. The words "include", "including", or "includes" when used herein shall be deemed in each case to be followed by the words "without limitation" or words having similar import. The headings and table of contents in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES

        2.1    Transfer of Assets.

        (a)   Upon the terms and subject to the conditions set forth in this Agreement, effective on the Separation Date (subject to subsection (c) hereof), Agilent shall or shall cause one or more of its Subsidiaries to assign, transfer, convey and deliver to Verigy or one or more of its Subsidiaries, and Verigy or such Subsidiaries shall accept from Agilent or such Subsidiaries, all of Agilent's and such Subsidiaries' respective right, title and interest in and to the Transferred Assets.

        (b)   Upon the terms and subject to the conditions set forth in the Intellectual Property Matters Agreement, effective on the Separation Date (subject to subsection (c) hereof), Agilent shall or shall cause one or more of its Subsidiaries to assign, transfer, convey and deliver to Verigy or one or more of its Subsidiaries, and Verigy or such Subsidiaries shall accept from Agilent or such Subsidiaries, all of Agilent's and such Subsidiaries' respective right, title and interest in and to the Transferred Licenses, the Transferred Intellectual Property Rights and the Business Technology.

        (c)   Such assignment, transfer or conveyance will be effective as of such times as provided in each respective Ancillary Agreement or any other Transaction Agreement and will be subject to the terms and conditions of this Agreement, any applicable Ancillary Agreement or other Transaction Agreement.

        2.2    Assumption by Verigy of Certain Liabilities; Retention by Agilent of Remaining Liabilities.

        (a)   Upon the terms and subject to the conditions set forth in this Agreement, effective on the Separation Date, Verigy or one or more of its Subsidiaries shall assume, pay, perform and discharge when due any and all liabilities, obligations, guarantees (including lease guarantees), commitments, damages, losses, debts, claims, demands, judgments or settlements of any nature or kind, whether known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, (collectively, "Liabilities") of Agilent and its Subsidiaries to the extent (but only to the extent) arising out of or relating to the Business or its predecessors, the Transferred Assets, the Transferred Licenses, the Transferred Intellectual Property Rights or the Business Technology, whether arising on, prior to or after the Separation Date, other than the Excluded Liabilities (the "Assumed Liabilities"). Without in any way limiting the generality of the foregoing, except to the extent any such Liability is an Excluded Liability, the Assumed Liabilities shall include, without limitation, the following:

          (i)    all Liabilities of Agilent or its Subsidiaries arising on, prior to or after the Separation Date under the Assumed Contracts and the Transferred Licenses;

          (ii)   all Liabilities of Agilent and its Subsidiaries in respect of the products sold or manufactured by the Business or its predecessors at any time, including Liabilities for refunds, adjustments, allowances, repairs, exchanges, returns and warranty, merchantability and other claims arising on, prior to or after the Separation Date;

          (iii)  all Liabilities arising on, prior to, or after the Separation Date for any actual or alleged infringement or misappropriation with respect to the Business or its predecessors of (A) the rights of any other Person relating to Intellectual Property Rights, or (B) any right of any other Person pursuant to any license, sublicense or agreement relating to Intellectual Property Rights including the Transferred Licenses;

          (iv)  all accounts payable due to third parties incurred in connection with the operation of the Business or its predecessors;

          (v)   all Liabilities relating to or arising out of: (A) the presence at any time of any Hazardous Materials, on, prior to, or after the Separation Date, in soil, groundwater, surface water, air or building materials as a result of, or attributable or allocable to, the Business or its predecessors ("Business Contamination"); (B) any Hazardous Materials Activity conducted at any time on, prior to or after the Separation Date as a result of, or attributable or allocable to, the Business or its predecessors ("Business Hazardous Materials Activities"); (C) the exposure of any person to Hazardous Materials in the course of or as a consequence of any Business Hazardous Materials Activities or to Business Contamination, without regard to whether any health effect of the exposure has been manifested as of the Separation Date; (D) the violation of any Environmental Laws by the Business or its predecessors; and (E) any actions or proceedings brought or threatened by any third party with respect to any of the foregoing.;

          (vi)  any restructuring, transition or set-up costs or expenses related to the Business and any costs incurred in connection with the Separation, in each case, incurred on or after the Separation Date;

          (vii) the Assumed Transferred Employee Liabilities; and

          (viii) all Liabilities of Agilent or its Subsidiaries under the Flextronics Transfer Agreements and Verigy's reimbursement obligations, if any, pursuant to Section 6.5 of the Master Separation Agreement.

        (b)   Any other provision of this Agreement notwithstanding, neither Verigy nor its Subsidiaries shall be obligated to assume, pay, perform, discharge or be responsible for any of the following Liabilities of Agilent or any of its Subsidiaries (collectively, the "Excluded Liabilities"):

          (i)    any Liability to the extent arising out of or relating to the operation or conduct by Agilent or any of its Subsidiaries of any Retained Business or its predecessors or of any business other than the Business or its predecessors;

          (ii)   any Liability for which Agilent is responsible pursuant to the terms of the Tax Sharing Agreement;

          (iii)  any Liability to the extent arising out of or relating to any Excluded Asset;

          (iv)  the Excluded Transferred Employee Liabilities;

          (v)   any Indebtedness of Agilent or its Subsidiaries (other than Verigy and its Subsidiaries);

          (vi)  any Liability arising out of any environmental claim other than as provided in Section 2.2(a)(v);

          (vii) any cost or expense or any Liability of Agilent or its Subsidiaries incurred before, on or after the Separation Date to the extent arising out of the Distribution;

          (viii) any cost or expense of Agilent or its Subsidiaries incurred before, on or after the Separation Date incurred in order to effect the IPO (other than (A) underwriting discounts and commissions and (B) any Liabilities arising under any Law (including, without limitation, the Securities Act or the Exchange Act), other than any such Liabilities with respect to which Agilent has expressly agreed to provide indemnification pursuant to Section 9.2 of the Master Separation Agreement);

          (ix)  any transition or set-up costs or expenses relating to the Business and any costs incurred in contemplation of the Separation, in each case incurred prior to the Separation Date;

          (x)   any cost or expense or any Liability of Agilent or its Subsidiaries, incurred before, on or after, the Separation Date to the extent arising out of the Agilent Restructurings other than any Assumed Transferred Employee Liabilities; or

          (xi)  except as specifically provided for herein, any Liabilities with respect to Contracts other than Assumed Contracts.

        2.3    Transfer of Transferred Assets and Assumed Liabilities.

        (a)   The Transferred Assets shall be sold, conveyed, transferred, assigned and delivered, and the Assumed Liabilities shall be assumed, pursuant to transfer and assumption agreements and such other instruments in such form as may be necessary or appropriate to effect a conveyance of the Transferred Assets and an assumption of the Assumed Liabilities in the jurisdictions in which such transfers are to be made. Such transfer and assumption agreements shall be jointly prepared by the Parties and may include: (i) a bill of sale in substantially the form attached hereto as Exhibit A (the "Bill of Sale"); (ii) an assignment and assumption agreement in substantially the form attached hereto as Exhibit B (the "Assignment and Assumption Agreement"); (iii) local asset transfer agreements for each jurisdiction other than the United States in which Transferred Assets or Assumed Liabilities are located in substantially the form attached hereto as Exhibit C with such deviations therefrom as are required by or advisable under local Law (the "Local Asset Transfer Agreements") and (iv) such other agreements as may reasonably be required to effect the purchase and assignment of the Transferred Assets and Assumed Liabilities under applicable local law (collectively, clauses (i)-(iv), the "Ancillary Agreements") and shall be executed on or about the Separation Date by Agilent and/or one or more of its Subsidiaries, as appropriate, and Verigy or one of its Subsidiaries. The Leases of the Assigned Real Property shall be assigned and delivered, and the related Assumed Liabilities shall be assumed, pursuant to the Lease Assignments and the Subleased Real Property shall be delivered, and the related Assumed Liabilities shall be assumed, pursuant to the Sublease Agreements, in each case, effective as of the Separation Date.

        (b)   Notwithstanding the foregoing and unless otherwise stated in the Master Separation Agreement, Verigy and Agilent will jointly prepare such Transferred Assets, which are located at any facilities that are currently occupied by Agilent or any of its Subsidiaries which will not be purchased, assigned, subleased, transferred to or otherwise occupied by Verigy pursuant to this Agreement or the Master Separation Agreement (each such facility, an "Agilent Facility"), for relocation and relocate such Transferred Assets from the relevant Agilent Facility. Subject to the terms of this Section 2.3(b), Agilent agrees, and agrees to cause its Subsidiaries, to cooperate with Verigy and provide Verigy all assistance reasonably requested by Verigy in connection with the planning and implementation of the transfer of Transferred Assets or any portion of any of them to such location as Verigy shall designate. Transferred Assets shall be transported by or on behalf of Verigy, and until all of the Transferred Assets are removed from an Agilent Facility, Agilent will, and will cause its Subsidiaries to, permit Verigy and its authorized agents or representatives, upon prior notice, to have reasonable access to Agilent Facility to the extent necessary to disconnect, detach, remove, package and crate the Transferred Assets for transport. Verigy shall be responsible for disconnecting and detaching all fixtures and equipment that are Transferred Assets from the floor, ceiling and walls of an Agilent Facility so as to be freely removed from an Agilent Facility by Verigy, repairing any damage caused by such disconnection, detachment and removal, and otherwise restoring such Agilent Facility to its condition prior to the disconnection, detachment and removal of such fixtures and equipment. Verigy shall be responsible for packaging and loading the Transferred Assets for transporting to and reinstalling the Transferred Assets at such location(s) as Verigy shall determine. All risk of loss as to the Transferred Assets shall be borne by, and shall pass to, Verigy as of the Separation Date.

        (c)   In connection with the transactions contemplated by this Agreement and the Master Separation Agreement, each Party will take, and will cause each of its respective Affiliates to take, such action as is reasonably necessary to consummate the transactions contemplated by the Global Reorganization and Restructuring Plan (whether prior to or after the Separation Date).

        2.4    Approvals and Consents and Satisfaction of Conditions.

        (a)   Notwithstanding anything to the contrary contained in this Agreement, and subject to the provisions of Sections 2.5 and 2.6, to the extent that the sale, conveyance, transfer, assignment or delivery or attempted sale, conveyance, transfer, assignment or delivery to Verigy of any Transferred Asset would result in a violation of any applicable Law, would require any Consent or waiver of any Governmental Authority or third party, or would require another applicable condition to such transfer to be satisfied, and such Consent or waiver shall not have been obtained or such condition shall not have been satisfied prior to the Separation Date, this Agreement shall not constitute a sale, conveyance, transfer, assignment or delivery, or an attempted sale, conveyance, transfer, assignment or delivery thereof if any of the foregoing would constitute a breach of applicable Law, any Contract or the rights of any third party. Following the Separation Date, the Parties shall use commercially reasonable efforts, and shall cooperate with each other, to obtain promptly such Consent or waiver or satisfy any remaining condition; provided, further, however, that neither Party nor any of its Subsidiaries shall be required to pay any consideration therefor.

        (b)   Once such Consent or waiver is obtained or such condition satisfied, Agilent shall, or shall cause its Subsidiaries to, sell, assign, transfer, convey and license such Transferred Asset to Verigy or its Subsidiaries for no additional consideration. Applicable Transfer Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid in accordance with the Tax Sharing Agreement.

        (c)   To the extent that any Transferred Asset cannot be provided to Verigy following the Separation Date pursuant to this Section 2.4, Verigy and Agilent shall use commercially reasonable efforts to enter into such arrangements (including subleasing, sublicensing or subcontracting) to provide to the Parties the economic (taking into account Tax costs and benefits) and, to the extent permitted under applicable Law, operational equivalent of having completed such transfer and the performance by Verigy of its related obligations. To the extent permitted under applicable Law, Agilent shall hold in trust for and pay to Verigy promptly upon receipt thereof, such Transferred Assets and all income, proceeds and other monies received by Agilent to the extent related to any such Transferred Asset in connection with the arrangements under this Section 2.4. Agilent shall be permitted to set off against such amounts all direct costs associated with the retention and maintenance of such Transferred Assets. Notwithstanding the foregoing, in no event shall Agilent have any obligation to retain any portion of the Business (including any Transferred Assets) beyond the Distribution Date. Nothing in this Section 2.4 applies to Consents or releases with respect to the Assigned Real Property or Subleased Real Property, such Consents and releases to be obtained pursuant to the provisions of Section 2.6.

        2.5    Novation and Assignment.

        (a)   Each Party shall, and shall cause their respective Subsidiaries to use commercially reasonable efforts to obtain or to cause to be obtained any Consent, substitution, or amendment required to novate (including with respect to any federal governmental contract) or assign all rights and obligations under Assumed Contracts and other obligations or liabilities of any nature whatsoever that constitute the Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Verigy will be solely responsible for such rights and Assumed Liabilities from and after the Separation Date, provided, however, that neither Party nor any of its Subsidiaries shall be obligated to pay any consideration therefor to any third party from whom such Consents, substitutions and amendments are requested.

        (b)   If either Party or any of its Subsidiaries is unable to obtain, or to cause to be obtained, any such required Consent, release, substitution or amendment, (i) Agilent shall, or shall cause its Subsidiary to, continue to be bound by such Assumed Contracts and other obligations and, (ii) unless not permitted by the terms thereof or applicable Law, Verigy shall, as agent or subcontractor for Agilent or such Subsidiary, pay, perform and discharge fully, or cause to be paid, transferred or discharged all the obligations or other Liabilities of Agilent or such Subsidiary thereunder from and after the Separation Date (except to the extent expressly otherwise provided herein or in the other Transaction Documents). Agilent shall, without further consideration, pay and remit, or cause to be paid or remitted, to Verigy promptly all money, rights and other consideration received by it in respect of such performance. If and when any such consent, approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, Agilent shall, or shall cause such Subsidiary to, thereafter assign, or cause to be assigned, all its rights, obligations and other liabilities thereunder to Verigy or its Subsidiaries without receipt of further consideration and Verigy or its Subsidiaries shall, without the payment of any further consideration, assume such rights and obligations. Notwithstanding the foregoing, the provisions of this Section 2.5 shall not apply to Consents or releases with respect to the Assigned Real Property or Subleased Real Property, such Consents and releases to be obtained pursuant to the provisions of Section 2.6.

        2.6    Consents for Real Property Assignments.

        (a)   With respect to any Assigned Real Property or Subleased Real Property to which Agilent or any of its Subsidiaries is the lessee, Agilent shall or shall cause such Subsidiary to contact the Landlords of the Assigned Real Property or Subleased Real Property and seek each Landlord's consent to the applicable lease assignment or sublease, if such consent is necessary for such assignment or sublease. Agilent shall, or shall cause such Subsidiary to use commercially reasonable efforts to obtain such Consents in form reasonably acceptable to Verigy, but shall not be required to commence judicial proceedings against any Landlord due to the Landlord's failure or refusal to issue a Consent. Agilent or such Subsidiary shall have the right, in its sole and absolute discretion, but shall not be required, to pay any additional consideration or provide any additional security or guarantees to the Landlords. Verigy and its Subsidiaries shall cooperate with Agilent or such Subsidiary in attempting to obtain the Consents set forth above, including (i) providing financial statements and references as may be reasonably requested by the relevant Landlords, (ii) entering into any amendments to the Leases of the Assigned Real Property or Subleased Real Property as may be reasonably requested by the relevant Landlords; provided such amendments could not reasonably be expected to increase the tenant's liability or decrease the tenant's rights thereunder or (iii) entering into direct Leases of the Assigned Real Property or Subleased Real Property with the relevant Landlords, if reasonably requested by such Landlords, on terms that are not materially more adverse to Verigy in comparison to those of the applicable existing Lease or otherwise acceptable to Verigy in its reasonable discretion. Neither Verigy nor any Subsidiary of Verigy shall communicate directly with any of Agilent's, or its Subsidiaries' Landlords without the prior written consent of Agilent, such consent not to be unreasonably withheld.

        (b)   If, despite the efforts of the Parties as set forth above, a Landlord of an Assigned Real Property or Subleased Real Property fails to consent to the applicable lease assignment or sublease prior to the Separation Date, subject to Section 2.6(c):

          (i)    Verigy or its Subsidiaries shall be entitled to occupy the relevant Assigned Real Property or Subleased Real Property as a licensee upon the terms and conditions contained in the Lease with Agilent or its Subsidiary with respect to such Assigned Real Property or Subleased Real Property. Such license shall not be revocable due to the relevant Landlord's failure to consent, unless (A) the relevant Landlord formally, unconditionally refuses to consent and provides written notice stating that Verigy's occupancy pursuant to the license violates the Lease with respect to the Assigned Real Property or Subleased Real Property, and (B) an enforcement action or forfeiture by the relevant Landlord due to Verigy's or its Subsidiary's occupation of such Assigned Real Property or Subleased Real Property cannot, in the reasonable opinion of Agilent, be avoided other than by requiring Verigy or such Subsidiary to immediately vacate the relevant Assigned Real Property or Subleased Real Property. In either such event, Agilent may terminate the license by delivering written notice to Verigy, and Verigy or its Subsidiary shall vacate the relevant Assigned

  Real Property or Subleased Real Property immediately or by such other date as may be specified in a notice served by Agilent.

          (ii)   For as long as Verigy or its Subsidiary occupies or is entitled to occupy such Assigned Real Property or Subleased Real Property as licensee as provided above, Verigy or such Subsidiary shall, effective as of the Separation Date: (A) pay Agilent or its Subsidiary all rents, service charges, insurance premiums and other sums payable by Agilent or such Subsidiary under the relevant Lease of the Assigned Real Property or Subleased Real Property, but only with respect to the portion of the Subleased Real Property that Verigy or its Subsidiary occupies or is entitled to occupy and (B) subject to the provisions of Section 2.2(b) hereof, observe and perform all of the covenants, obligations and conditions of Agilent or such Subsidiary contained in the relevant Lease of the Assigned Real Property or Subleased Real Property.

        (c)   If, despite the efforts of the Parties as set forth above, a Landlord of an Assigned Real Property or Subleased Real Property formally and unconditionally refuses to consent to the applicable assignment or sublease and provides written notice stating that Verigy's or its Subsidiary's occupancy violates the Lease with respect to such Assigned Real Property or Subleased Real Property:

          (i)    With respect to any such Assigned Real Property, without limiting the rights of Agilent or any of its Subsidiaries as set forth in subparagraphs (ii) and (iii) below, Agilent may, by written notice to Verigy elect to apply to the relevant Landlord for consent to sublease to Verigy or its Subsidiary all of the Assigned Real Property for the remainder of the relevant Lease term at a rent equal to the rent from time to time under the relevant Lease, and otherwise on substantially the same terms and conditions as the relevant Lease and pursuant to the terms of a reasonable sublease form prepared by Agilent or such Subsidiary. If Agilent makes such an election after the Separation Date (or before the Separation Date, if the Landlord consent is not received before the Separation Date), the provisions of Section 2.6(b) will apply; provided that upon receipt of the consent required to sublease the relevant Assigned Real Property, Agilent shall, or shall cause such Subsidiary to sublease to Verigy or its Subsidiary the Assigned Real Property as set forth herein. If Agilent makes such an election before the Separation Date and the relevant Lease consent is obtained before the Separation Date, Agilent or its Subsidiary shall sublease to Verigy or its Subsidiary the relevant Assigned Real Property on the Separation Date as set forth above.

          (ii)   With respect to any Assigned Real Property or Subleased Real Property, if the Landlord takes such action prior to the Separation Date, Agilent may elect by written notice to Verigy to delete the relevant Assigned Real Property or Subleased Real Property from this Agreement. In such case, on the Separation Date, Agilent shall not assign or sublease such Assigned Real Property or Subleased Real Property to Verigy.

        2.7    No Representation or Warranties.    Verigy (on behalf of itself and its Subsidiaries) acknowledges and agrees that, except as expressly set forth in this Agreement or any Ancillary Agreement, (a) neither Agilent nor any of its Subsidiaries is making any representations or warranties in this Agreement or any Ancillary Agreement, express or implied, as the condition, quality, merchantability or fitness of any Transferred Assets, Transferred Intellectual Property Rights, Business Technology or Transferred Licenses transferred pursuant to this Agreement, any Ancillary Agreement or any other agreement contemplated hereby or thereby, (b) all such Transferred Assets, Transferred Intellectual Property Rights, Business Technology and Transferred Licenses will be transferred on an "as is," "where is" based and (c) Verigy and its Affiliates will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in them good and marketable title, free and clear of any security interest, pledge, lien, charge, claim or other encumbrance of any nature whatsoever.

        2.8    Mistaken Assignments and Assumptions.

        In addition to those transfers and assumptions accurately identified and designated by the Parties to take place but which the Parties are not able to effect prior to the Separation Date, there may exist (i) Transferred Assets, Transferred Intellectual Property Rights, Business Technology or Transferred Licenses that the parties discover were, contrary to the agreements between the parties, by mistake or omission, transferred to Verigy or its Subsidiaries or retained by Agilent or its Subsidiaries or (ii) Liabilities that the parties discover were, contrary to the agreements between the parties, by mistake or omission, assumed by Verigy or its Subsidiaries or not assumed by Verigy or its Subsidiaries. The Parties shall cooperate in good faith to effect the transfer or re-transfer of such Transferred Assets, Transferred Intellectual Property Rights, Business Technology or Transferred Licenses and/or the assumption or re- assumption of such Liabilities, to or by the appropriate Party and shall not use the determination that remedial actions need to be taken to alter the original intent of the Parties hereto with respect to the Transferred Assets, Transferred Intellectual Property Rights, Business Technology or Transferred Licenses to be transferred to or Liabilities to be assumed by Verigy. Each Party shall reimburse the other or make other financial adjustments (e.g., without limitation, cash reserves) or other adjustments to remedy any mistakes or omissions relating to any of the Transferred Assets, Transferred Intellectual Property Rights, Business Technology or Transferred Licenses transferred hereby or any of the Liabilities assumed hereby.

        2.9    Litigation.

        (a)    Allocation.

          (i)    Litigation to Be Transferred to Verigy.    On the Separation Date, the responsibilities for management of the litigation identified on Schedule 1 of the litigation disclosure letter mutually agreed upon by Agilent and Verigy attached hereto as Exhibit G (the "Litigation Disclosure Letter"), which will be delivered by Agilent to Verigy on the Separation Date, shall be transferred in their entirety from Agilent and its Subsidiaries to Verigy and its Subsidiaries. As of the Separation Date and thereafter, Verigy shall manage the defense of this litigation and shall cause its applicable Subsidiaries to do the same pursuant to the terms applicable to a "Controlling Party" in Section 9.3(d) of the Master Separation Agreement, and Agilent and its Subsidiaries shall comply with the provisions of Section 9.3(d) of the Master Separation Agreement applicable to a "Non-Controlling Party". All other matters relating to such litigation, including but not limited to indemnification for such claims, shall be governed by the provisions of the Master Separation Agreement.

          (ii)    Litigation to be Defended by Agilent at Verigy's Expense.    Agilent shall defend, and shall cause its applicable Subsidiaries to defend, the litigation identified on Schedule 2 of the Litigation Disclosure Letter. All other matters relating to such litigation, including but not limited to indemnification for such claims, shall be governed by the provisions of the Master Separation Agreement.

          (iii)    All Other Litigation.    All litigation arising on, prior to or after the Separation Date that is not included in the Litigation Disclosure Letter and which relates to a claim pursuant to which one Party may be entitled to indemnification under the Master Separation Agreement shall be treated as a Third-Party Claim under the Master Separation Agreement and the defense of such claim shall be determined in accordance with Section 9.3(d) of the Master Separation Agreement.

        (b)    Cooperation.    Agilent and Verigy and their respective Subsidiaries shall cooperate with each other in the defense of any litigation covered under this Section 2.9 and afford to each other reasonable access upon reasonable advance notice to witnesses and information (other than information protected from disclosure by applicable privileges) that is reasonably required to defend this litigation as set forth in the Master Separation Agreement. The foregoing agreement to cooperate includes, but is not limited to, an obligation to provide access to qualified assistance to provide information, witnesses and documents to respond to discovery requests in specific lawsuits. In such cases, cooperation shall be timely so that the Party responding to discovery may meet all court-imposed deadlines. The Party requesting information shall reimburse the Party providing information consistent with the terms of the Master Separation Agreement.

        2.10    Shared Contracts.

        Upon the mutual agreement of Agilent and Verigy (which agreement shall not be unreasonably withheld by Agilent), Agilent will, and will cause its Subsidiaries to, to the extent permitted by the applicable Agilent Shared Contract and applicable law, make available to Verigy or its Subsidiaries the benefits and rights under the Agilent Shared Contracts (except where the benefits or rights under such Agilent Shared Contracts are specifically provided pursuant to a Transaction Document) which are substantially equivalent to the benefits and rights enjoyed by Agilent under each Agilent Shared Contract for which such request is made by Verigy, to the extent such benefits relate to the Business; provided, however, that Verigy will assume and discharge (or promptly reimburse Agilent for) the obligations and liabilities under the relevant Agilent Shared Contracts associated with the benefits and rights so made available to them.

        Except as may be mutually agreed by Agilent and Verigy, the parties' rights and obligations pursuant to this Section 2.10 will terminate upon the earliest to occur of (i) the Distribution Date, (ii) the termination of Agilent's obligation to effect the Distribution pursuant to the Master Separation Agreement, and (iii) with respect to any particular Agilent Shared Contract, such time that the arrangement pursuant to this Section 2.10 is no longer permitted thereunder.

ARTICLE III

MISCELLANEOUS AGREEMENTS OF THE PARTIES

        3.1    Miscellaneous.

        The provisions of Article X of the Master Separation Agreement are hereby incorporated into this Agreement.

        3.2    Conflicting Agreements.

        In the event of conflict between this Agreement and any other Ancillary Agreement or other agreement executed in connection herewith, the provisions of such Ancillary Agreement or other agreement shall prevail.

[SIGNATURE PAGES FOLLOW]

        IN WITNESS WHEREOF, the Parties have caused this General Assignment and Assumption Agreement to be duly executed as of the date first above written.

AGILENT TECHNOLOGIES, INC.
By:	/s/ JOHN EATON
Name: John Eaton
Title: Vice President, Corporate Development

[AGILENT'S SIGNATURE PAGE TO GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT—
VERIGY'S SIGNATURE PAGE FOLLOWS]

VERIGY LTD.
By:	/s/ KEITH L. BARNES
Name: Keith L. Barnes
Title: President and Chief Executive Officer

[VERIGY'S SIGNATURE PAGE TO GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT]

ANNEX A

        "Affiliate" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. For purposes of this definition, "control," when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms "controlling" and "controlled by" have meanings correlative to the foregoing

        "Agilent" shall have the meaning set forth in the Recitals to this Agreement.

        "Agilent Facility" shall have the meaning set forth in Section 2.3(b).

        "Agilent Restructurings" shall mean the three restructuring plans of Agilent which were initiated in 2001, 2002, 2003 and 2005, as described Agilent's Annual Report on Form 10-K for the fiscal year ended October 31, 2005, and subsequent filings.

        "Agilent Shared Contract" means any Contract relating in part to the Business not included in the Transferred Assets.

        "Agreement" shall have the meaning set forth in the Recitals to the Agreement.

        "Ancillary Agreements" shall have the meaning as set forth in Section 2.3.

        "Assigned Real Property" shall mean all real property to be assigned to Verigy in accordance with Article II and as set forth on Schedule 1.

        "Assignment and Assumption Agreement" shall have the meaning set forth in Section 2.3.

        "Assumed Contracts" shall have the meaning set forth in Exhibit F.

        "Assumed Liabilities" shall have the meaning set forth in Section 2.2(a).

        "Assumed Transferred Employee Liabilities" shall have the meaning set forth in the Employee Matters Agreement.

        "Automated Semiconductor Test Systems" shall have the meaning set forth in the Intellectual Property Matters Agreement.

        "Bill of Sale" shall have the meaning set forth in Section 2.3.

        "Business" shall have the meaning set forth in the Master Separation Agreement.

        "Business Day" means a day other than a Saturday, a Sunday or a day on which banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.

        "Business Facility" means any facility or real property including the land, the improvements thereon, the groundwater thereunder and the surface water thereon, that is or at any time has been owned, operated, occupied, controlled or leased by Agilent or any of its Subsidiaries or Verigy or any of its Subsidiaries in connection with the operation of the Business or the Transferred Assets.

        "Business Technology" shall have the meaning set forth in the Intellectual Property Matters Agreement.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Consent" shall mean all licenses, certificates, permits, approvals, clearances, expirations, waivers or terminations of applicable waiting periods, authorizations, qualifications and orders.

        "Contract" means any written or oral commitment, contract, subcontract, license, sublicense, lease, understanding, instrument, indenture, note or legally binding commitment or undertaking of any nature.

        "Customer Contract" means any Contract between Agilent or any of its Subsidiaries on the one hand and a customer, distributor or dealer of Agilent or any of its Subsidiaries on the other hand for the purchase, sale, distribution, marketing, servicing, support or manufacturing (or similar matters) of Automated Semiconductor Test Systems.

        "Distribution" has the meaning set forth in the Master Separation Agreement.

        "Distribution Date" has the meaning set forth in the Master Separation Agreement.

        "Employee Matters Agreement" shall mean the Employee Matters Agreement attached as Exhibit C to the Master Separation Agreement.

        "Environmental Laws" shall mean any applicable foreign, federal, state or local Laws, statutes, regulations, codes, ordinances, permits, decrees, orders or common law relating to, or imposing standards regarding the protection or clean up of the environment, any Hazardous Material Activity, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the exposure of any individual to Hazardous Materials, including without limitation protection of health and safety of employees. Environmental Laws shall include, without limitation, the Federal Insecticide, Fungicide Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substance Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right to Know Act, Hazardous Materials Transportation Act and all analogous or related foreign, federal state or local law, each as amended.

        "Excluded Assets" shall mean the assets of Agilent and its Subsidiaries other than the Transferred Assets, the Business Technology, the Transferred Intellectual Property Rights and the Transferred Licenses, including, without limitation, those assets identified on Exhibit D.

        "Excluded Liabilities" shall have the meaning set forth in Section 2.2(b).

        "Excluded Transferred Employee Liabilities" shall have the meaning set forth in the Employee Matters Agreement.

        "Flextronics" shall have the meaning set forth in the Master Separation Agreement.

        "Flextronics Transfer Agreements" shall have the meaning set forth in the Master Separation Agreement.

        "GAAP" shall have the meaning set forth in the Master Separation Agreement.

        "Global Reorganization and Restructuring Plan" shall mean the Global Reorganization and Restructuring Plan in substantially the form attached to this Agreement as Exhibit E pursuant to which certain Transferred Assets and Assumed Liabilities with be transferred between the Parties and their Affiliates in connection with the Separation.

        "Governmental Authority" shall mean any United States, supranational or foreign, federal, state, provincial, municipal or local government, government agency, court of competent jurisdiction, administrative agency, court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality.

        "Hazardous Materials" shall mean any infectious, carcinogenic, radioactive, toxic or hazardous chemical or chemical compound, or any pollutant, contaminant or hazardous substance, material or waste, in each case, whether solid, liquid or gas, including, without limitation, petroleum, petroleum products, by products or derivatives, asbestos, microbiological pollutants, batteries or liquid solvents or similar chemicals, radon gas, mildew, fungus, mold, bacteria and/or other organic spore material, and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Law.

        "Hazardous Materials Activity" means the transportation, transfer, recycling, storage, use, disposal, arranging for disposal, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with Ozone depleting substances, including, without limitation, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any product take back or product content requirements.

        "Indebtedness" means (i) all outstanding obligations for senior debt and subordinated debt and any other outstanding obligation for borrowed money, including that evidenced by notes, bonds, debentures or other instruments (and including all outstanding principal, prepayment premiums, if any, and accrued interest, fees and expenses related thereto), (ii) any outstanding obligations under capital leases and purchase money obligations (other than as included in Accounts Payable), (iii) any amounts owed with respect to drawn letters of credit and (iv) any outstanding guarantees of obligations of the type described in clauses (i) through (iii) above.

        "Intellectual Property Matters Agreement" shall mean the Intellectual Property Matters Agreement attached as Exhibit B-1 to the Master Separation Agreement.

        "Intellectual Property Rights" shall have the meaning set forth in the Intellectual Property Matters Agreement.

        "IPO" has the meaning set forth in the Master Separation Agreement.

        "IPO Registration Statement" has the meaning set forth in the Master Separation Agreement.

        "Landlord" shall mean a landlord, sublandlord, licensor or other party granting the right to use or occupy real property.

        "Law" means any law, treaty, statute, ordinance, rule, principle of common law or equity, code or regulation of a Governmental Authority or judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Authority.

        "Lease" shall mean a lease, sublease, license or other agreement permitting the use or occupancy of real property, including any amendments, modifications, supplements, renewals, extensions and guaranties related thereto.

        "Lease Assignments" shall means the Lease Assignments in such form or forms as are reasonably agreed to by the Parties.

        "Liabilities" shall have the meaning set forth in Section 2.2(a).

        "Litigation Disclosure Letter" shall have the meaning set forth in Section 2.10(a)(i).

        "Local Asset Transfer Agreement" shall have the meaning set forth in Section 2.3.

        "Master Separation Agreement" shall have the meaning set forth the Recitals.

        "ordinary course of business" means in the ordinary course of the operation of the Business.

        "Party" and "Parties" shall have the respective meanings set forth in the Recitals to this Agreement.

        "Person" means an individual, corporation, partnership, limited liability company, association, trust, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934).

        "Plan" shall have the meaning set forth in the Employee Matters Agreement.

        "Purchase Price" shall have the meaning set forth in Section 3.1.

        "Retained Business" means the portion of Agilent's business conducted by Agilent as of the Separation Date other than the Business.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Separation" shall mean the transfer and contribution from Agilent to Verigy, and Verigy's receipt and assumption of, directly or indirectly, substantially all of the Transferred Assets and Assumed

Liabilities currently associated with the Business and the stock, investments or similar interests currently held by Agilent in subsidiaries and other entities that conduct the Business.

        "Separation Date" shall mean the effective date and time of each transfer of property, assumption of liability, license, undertaking, or agreement in connection with the Separation, which shall be 12:01 a.m., Pacific Time, June 1, 2006, or such other time and date as may be fixed by the Board of Directors of Agilent.

        "Sublease Agreements" shall mean the Sublease Agreements in such form or forms as are reasonably agreed to by the Parties.

        "Subleased Real Property" shall mean the real property to be subleased to Verigy in accordance with Article II and as set forth on Schedule 2.

        "Subsidiary" or "Subsidiaries" of Verigy, Agilent or any other Person means any corporation, partnership or other legal entity of which Verigy, Agilent or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

        "Supplier Contract" means any Contract between Agilent or any of its Affiliates on the one hand and a supplier of Agilent or any of its Affiliates on the other hand for the purchase or sale of components, subsystems, complete systems or other materials used in the manufacture of the Automated Semiconductor Test Systems or to the extent relating to the Business, and agreements or arrangements with regard to purchase or return of inventory of such components, subsystems, complete systems, materials or Automated Semiconductor Test Systems.

        "Tax" or "Taxes" shall have the meanings set forth in the Tax Sharing Agreement.

        "Tax Sharing Agreement" shall mean the Tax Sharing Agreement attached as Exhibit D to the Master Separation Agreement.

        "Technology" shall have the meaning set forth in the Intellectual Property Matters Agreement.

        "Transaction Documents" shall have the meaning set forth in the Master Separation Agreement.

        "Transfer Taxes" shall mean all transfer, filing, recordation, ad valorem, valued added, bulk sales, stamp duties, excise, license or similar fees or taxes.

        "Transferred Assets" shall mean the assets set forth in Exhibit F and all of the goodwill associated therewith.

        "Transferred Intellectual Property Rights" shall have the meaning set forth in the Intellectual Property Matters Agreement.

        "Transferred IT Infrastructure" means:

  (a)
  at Assigned Real Property, (i) all desktop computers and/or laptops used by Verigy Employees or Verigy Transferred Employees, (ii) all servers, printers and other such hardware for which 80% or more of their usage is for the benefit of Verigy Employees or Verigy Transferred Employees, and (iii) all LAN equipment, network and phone cabling and PBX and telephony equipment and software installed thereon to the extent transferable, including routers that support the LAN or connect to the WAN;

  (b)
  at Subleased Real Property, (i) all desktop computers and or laptops used by Verigy Employees or Verigy Transferred Employees, and (ii) all servers, printers and other such hardware for which 80% or more of their usage is for the benefit of Verigy Employees or Verigy Transferred Employees; and

  (c)
  to the extent not included in (a) or (b) above, all IT systems; network or telecommunications equipment and software; desktop computer software; accounting, finance and database software; general software development and control systems; and tools, environments and other general IT functionality; in each case which is used exclusively in the operation of the Business;

in each case, to the extent such Transferred IT Infrastructure is transferable (including upon receipt of a third-party consent to such transfer) and, with respect to any Transferred IT Infrastructure that is leased or licensed from a third party, subject to the terms of such lease or license and the inclusion in the Assumed Liabilities of the obligations of Agilent and its Subsidiaries under such lease or license to the extent (but only to the extent) related to such Transferred IT Infrastructure.

        "Transferred Licenses" shall have the meaning set forth in the Intellectual Property Matters Agreement.

        "Verigy" shall have the meaning set forth in the Recitals to the Agreement.

        "Verigy Employees" shall have the meaning set forth in the Employee Matters Agreement.

        "Verigy Transferred Employees" shall have the meaning set forth in the Employee Matters Agreement.

SCHEDULE 1

Assigned Real Property

1.
Leasehold interest in real property located at 12401 Research Blvd., Suite 100 (130 & 140), Austin, Texas 78759

SCHEDULE 2

Subleased Real Property

1.
Herrenberger Strasse 130, 71034 Boeblingen Germany

2.
No. 1 Yishun Ave. 7, Lot 1937C, 1935X, 1975P, Singapore 768923

3.
9-1 Takahura-cho, Hachioji, Tokyo-To, 1928510

4.
No 20, Kao Shuang Road, Ping Chen City, Tao-Yuan Hsien 324, Taiwan

EXHIBIT A

FORM OF BILL OF SALE

        THIS BILL OF SALE (the "Agreement") is made, executed and delivered as of this    day of                        2006, by Agilent Technologies, Inc., a Delaware corporation ("Seller"), in favor of Verigy Ltd., a company organized under the laws of Singapore ("Buyer").

        WHEREAS, Seller and Buyer have entered into that certain Master Separation and Distribution Agreement (the "MSDA") and that certain General Assignment and Assumption Agreement (the "GAAA") wherein Buyer is acquiring the Transferred Assets;

        WHEREAS, Seller and Buyer have entered into that certain Intellectual Property Matters Agreement (the "IPMA", and, together with the MSDA and the GAAA, the "Transfer Agreements"), wherein Buyer is acquiring all of Agilent's and its subsidiaries' right, title and interest to the Transferred Licenses, the Transferred Intellectual Property Rights and the Business Technology; and

        WHEREAS, Buyer and Seller now seek to consummate the assignment, conveyance and transfer of such Transferred Assets, the Transferred Licenses, the Transferred Intellectual Property Rights and the Business Technology, other than those assets that are conveyed pursuant to other instruments of transfer executed pursuant to the Transfer Agreements.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

        1.     Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the GAAA.

        2.     Seller hereby conveys, transfers and assigns to Buyer all of Seller's right, title and interest in and to all of the Transferred Assets, the Transferred Licenses, the Transferred Intellectual Property Rights and the Business Technology, other than those Transferred Assets that are conveyed pursuant to other instruments of transfer executed pursuant to the Transfer Agreements. In the event of any conflict or inconsistency between the terms of the Transfer Agreements and the terms hereof, the terms of the relevant Transfer Agreement shall govern.

        3.     Buyer and Seller do hereby represent that each signatory to this Agreement has due authorization and authority to bind such party to this Agreement.

        4.     At any time and from time to time after the date hereof, at a party's request and without further consideration, the other will execute and deliver such other instruments of sale, transfer, conveyance, assignment, and delivery and confirmation and take such action as a party may reasonably deem necessary or desirable to effect the transaction contemplated hereby.

        5.     Nothing in this instrument, express or implied, is intended or shall be construed to confer upon, or give to, any person, firm or corporation other than Buyer and its successors and assigns, any remedy or claim under or by reason of this instrument or any terms, covenants or conditions hereof, and all the terms, covenants and conditions, promises and agreements contained in this instrument shall be for the sole and exclusive benefit of Buyer and its successors and assigns.

        6.     Seller hereby constitutes and appoints Buyer, its successors and assigns, Seller's true and lawful attorney and attorneys, with full power of substitution, in Seller's name and stead, but on behalf and for the benefit of Buyer, its successors and assigns, to demand, receive and collect any and all of the Transferred Assets, the Transferred Licenses, the Transferred Intellectual Property Rights and the Business Technology, and to give receipts and releases for and in respect of the same, and any part thereof, and from time to time to institute and prosecute in Seller's name, or otherwise for the benefit of Buyer, its successors and assigns, any and all proceedings at law, in equity or otherwise, which Buyer, its successors or assigns, may deem proper for the collection or recovery of any of the Transferred

Assets, the Transferred Licenses, the Transferred Intellectual Property Rights and the Business Technology, or for the collection and enforcement of any claim or right of any kind hereby sold, conveyed, transferred and assigned, or intended so to be, and to do all acts and things in relation to the Transferred Assets, the Transferred Licenses, the Transferred Intellectual Property Rights and the Business Technology, which Buyer, its successors or assigns, shall deem desirable, Seller hereby declaring that the foregoing powers are coupled with an interest and are and shall be irrevocable by Seller or by its dissolution or in any manner or for any reason whatsoever, provided that no breach of the Agreement by Buyer has occurred and provided further that nothing in this Section 6 shall be deemed a waiver of any remedies otherwise available.

        7.     This Agreement is executed by, and shall be binding upon, the respective parties thereto and their successors and assigns, for the uses and purposes set forth above.

        8.     This instrument shall be governed by, and construed in accordance with, the laws of the State of New York.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

SELLER Agilent Technologies, Inc.
By:
Name:
Title:
BUYER Verigy Ltd.
By:
Name:
Title:

[SIGNATURE PAGE TO BILL OF SALE]

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

        This Assignment and Assumption Agreement (the "Assignment and Assumption Agreement") is made and entered into as of                        , 2006 by and between Agilent Technologies, Inc., a Delaware corporation ("Assignor") and Verigy Ltd., a company organized under the laws of Singapore ("Assignee").

        WHEREAS, Assignor and Assignee are parties to that certain Master Separation and Distribution Agreement dated as of May    , 2006 (the "MSDA"), that certain General Assignment and Assumption Agreement of even date herewith (the "GAAA") and that certain Intellectual Property Matters Agreement of even date herewith (the "IPMA"; together with the MSDA and the IPMA, the "Transfer Agreements"), pursuant to which Assignee has agreed to purchase the Transferred Assets, the Transferred Licenses, the Transferred Intellectual Property Rights and the Business Technology and assumed the Assumed Liabilities (all as defined therein); and

        WHEREAS, pursuant to the Transfer Agreements, Assignor has agreed to assign certain rights and agreements to Assignee, and Assignee has agreed to assume certain obligations of Assignor, as set forth therein;

        NOW THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for the other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

        1.    Capitalized Terms.    Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the GAAA.

        2.    Assignment and Assumption.    Assignor hereby assigns, sells, transfers and sets over (collectively, the "Assignment") to Assignee all of the Assumed Liabilities (other than those Assumed Liabilities that are conveyed pursuant to the other instruments of transfer executed pursuant to the GAAA). Assignee hereby accepts the Assignment and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants of, and to pay and discharge, all of the Assumed Liabilities (other than those Assumed Liabilities that are conveyed pursuant to the other instruments of transfer executed pursuant to the GAAA). Assignee assumes no Excluded Liabilities, and the parties hereto agree that all such Excluded Liabilities shall remain the sole responsibility of Assignor.

        3.    Terms of the Transfer Agreements.    Assignor acknowledges and agrees that the covenants, agreements and indemnities contained in the Transfer Agreements shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of either of the Transfer Agreements and the terms hereof, the terms of the applicable Transfer Agreement shall govern.

        4.    Further Actions.    Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Assignment and Assumption Agreement.

        5.    Consent to Assignment.    This Assignment and Assumption Agreement shall not constitute an assignment of any claim, contract, permit, franchise, or license if the attempted assignment thereof, without the consent of the other party thereto, would constitute a breach of such claim, contract, permit, franchise, or license or in any way adversely affect the rights of Assignor thereunder. If such consent is not obtained, or if any attempted assignment thereof would be ineffective or would adversely affect the rights of Assignor thereunder so that Assignee would not in fact receive all such rights, then

Assignee may act as the attorney-in-fact of Assignor in order to obtain for Assignee the benefits thereunder.

        6.    No Additional Remedies.    Nothing in this instrument, express or implied, is intended or shall be construed to confer upon, or give to, any person, firm or corporation other than Assignee and its successors and assigns, any remedy or claim under or by reason of this instrument or any terms, covenants or conditions hereof, and all the terms, covenants and conditions, promises and agreements contained in this instrument shall be for the sole and exclusive benefit of Assignee and its successors and assigns.

        7.    Governing Law.    This Assignment and Assumption Agreement shall be governed by, and construed in accor.

        8.    Counterparts.    This Assignment and Assumption Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

SELLER Agilent Technologies, Inc.
By:

Name: Title:
PURCHASER Verigy Ltd.
By:

Name: Title:

[SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION AGREEMENT]

EXHIBIT C

LOCAL ASSET TRANSFER AGREEMENT

[(COUNTRY)]

        THIS LOCAL ASSET TRANSFER AGREEMENT ("Agreement") is made and entered into effective as of [June 1], 2006 ("Effective Date") by and between [Agilent selling entity], a [State/Country] [company/corporation] with its [registered address/principal place of business] at [address] ("Seller"), and [Verigy purchasing entity], a [State/Country] [company/corporation] with its [registered address/principal place of business] at [address] ("Buyer").

RECITALS

          A.    Agilent Technologies, Inc., a Delaware corporation ("Agilent"), and Verigy Pte. Ltd., a Singapore company and a wholly-owned subsidiary of Agilent ("Verigy"), have entered into, among others, that certain Master Separation and Distribution Agreement, effective as of                        , 2006, as may be amended from time to time, that certain General Assignment and Assumption Agreement, effective as of                        , 2006, as may be amended from time to time, and that certain Tax Matters Agreement, effective as of                        , 2006, as may be amended from time to time, (collectively, the "Master Agreements"), pursuant to which the parties have agreed to separate the Semiconductor Test Solutions business (defined as the "Business" in the Master Agreements), from Agilent's other businesses, by means of, among other actions, the transfer of certain assets and liabilities associated with the Business by Agilent and certain of Agilent's subsidiaries to Verigy and certain of Verigy's subsidiaries.

          B.    Seller is a subsidiary of Agilent engaged in the Business in and from [State/Country] and Buyer is a subsidiary of Verigy.

          C.    This Agreement is intended to effectuate the transfer of assets by Seller and the assumption of liabilities by Buyer as contemplated by the Master Agreements and is subject in all respects to the terms of the Master Agreements.

          D.    Seller desires to sell, transfer and assign to Buyer, and Buyer wishes to purchase, acquire and assume from Seller, the Local Assets and the Local Assumed Liabilities, as defined herein, associated with the Business effective as of the Effective Date, upon the terms and subject to the conditions set forth in this Agreement.

The parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

        1.1    "Local Assets."    "Local Assets" means all of Seller's rights, title and interest in and to the assets and other rights referred to in Schedule 1 of this Agreement, other than those assets and other rights that are conveyed pursuant to other instruments of transfer executed pursuant to the Master Agreements.

        1.2    "Local Assumed Liabilities."    "Local Assumed Liabilities" means the Assumed Liabilities of Seller, in particular without limitation, the Liabilities referred to in Schedule 2 attached hereto, other than those Liabilities that are conveyed pursuant to other instruments of transfer executed pursuant to the Master Agreements.

        1.3    "Local Excluded Assets."    "Local Excluded Assets" means all assets other than the Local Assets, including, without limitation, the assets listed or described in Schedule 3 attached hereto.

        1.4    "Local Excluded Liabilities."    "Local Excluded Liabilities" means the Excluded Liabilities of Seller, in particular, without limitation, the Liabilities referred to in Schedule 4 attached hereto.

        1.5    "Other Definitions."    Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Master Agreements.

ARTICLE 2
PURCHASE AND SALE OF ASSETS

        2.1    Asset Sale.    Buyer hereby purchases, receives and accepts from Seller, and Seller hereby sells, transfers and assigns to Buyer, the Local Assets with effect as of the Effective Date. The parties acknowledge and agree that the Excluded Assets shall be excluded from the sale of the Local Assets hereunder.

        2.2    Assumption of Liabilities.    Buyer hereby assumes from Seller the Local Assumed Liabilities with effect as of the Effective Date and agrees to perform, satisfy and discharge the Local Assumed Liabilities in accordance with their respective terms. The parties acknowledge and agree that the Excluded Liabilities shall be excluded from the assumption of the Local Assumed Liabilities hereunder.

ARTICLE 3
PURCHASE PRICE AND PAYMENT

        3.1    Purchase Price.    In consideration for the sale of the Local Assets, Buyer shall (a) pay to Seller the purchase price set forth in Schedule 5 attached hereto (the "Local Purchase Price"), and (b) assume the Local Assumed Liabilities as set forth in Article 2.2 hereof.

        3.2    Payment of the Purchase Price.    Buyer shall pay the Purchase Price to Seller in cash or by bank wire to such account(s) as designated by Seller and/or Agilent on the Effective Date.

[TO THE EXTENT IT IS STRICTLY REQUIRED FOR PURPOSES OF COMPLYING WITH LOCAL LAW TO INCLUDE IN THE LOCAL ASSET TRANSFER AGREEMENT AN ALLOCATION OF THE LOCAL PURCHASE PRICE AMONG DIFFERENT TYPES OF ASSETS, PLEASE INSERT THE APPROPRIATE LANGUAGE.]

        [ALTERNATIVE PURCHASE PRICE PROVISION IN CASE THE PURCHASE PRICE WILL BE PAID BETWEEN AGILENT AND VERIGY AND NOT BETWEEN LOCAL ENTITIES:

        3.1    Purchase Price and Payment.    The consideration payable by the Buyer to the Seller for the Local Assets (the "Local Purchase Price") shall be that portion of (and deemed to be part and paid by the delivery of) the Purchase Price as allocated by the parties to the Local Assets based upon the Allocation Schedule.]

        3.3    Transfer Taxes.    All Transfer Taxes arising as a result of the transactions contemplated by this Agreement shall be payable in accordance with the Master Agreements.

        3.4    [VAT/GST.    The sale of the Local Assets hereunder shall not be subject to [VAT/GST] in accordance with [PLEASE INSERT APPLICABLE STATUTORY REFERENCE, IF ANY]].

ARTICLE 4
EMPLOYEES

        In accordance with the Employee Matters Agreement between Agilent and Verigy effective as of                        , 2006, as may be amended from time to time (the "EMA") and except as set forth below, certain employees of Seller will become employees of Buyer in the manner and on such terms and conditions as Agilent and Verigy have agreed in the EMA. [As between the parties hereto, however, the EMA is deemed amended as follows:]

[PLEASE ONLY SUPPLEMENT WITH ADDITIONAL EMPLOYEE TRANSFER TERMS AND CONDITIONS TO THE EXTENT LOCAL LAW STRICTLY REQUIRES SUCH TERMS TO BE INCLUDED IN THE LOCAL ASSET TRANSFER AGREEMENT. A SCHEDULE OF EMPLOYEES TO BE TRANSFERRED MAY BE ADDED TO THE EXTENT STRICTLY REQUIRED UNDER LOCAL LAW. PLEASE ALSO INDICATE WHETHER REFERENCE TO

THE EMA WILL REQUIRE SUCH AGREEMENT TO BE FILED WITH LOCAL AUTHORITIES IN WHICH CASE THE LANGUAGE ABOVE MAY NEED TO BE REVISED.]

ARTICLE 5
INTERPRETATION; CONFLICT OF TERMS

        It is the intention of the parties that this Agreement shall be consistent with the terms of the Master Agreements (including, for the purposes of this Article 5, the EMA). [Except as set forth otherwise in Article 4 hereof with respect to the EMA], [I]n the event of any conflict between the Master Agreements, as the case may be, and this Agreement, the provisions of the Master Agreements as the case may be, shall control to the maximum extent permitted under applicable law and the parties agree that this Agreement is not intended, and will not be construed in any way to enhance, modify or decrease any of the rights or obligations of the parties, Agilent or Verigy from those contained in the Master Agreements.

ARTICLE 6
THIRD PARTIES

        The parties acknowledge and agree that certain of the transfers contemplated by this Agreement may not be effected on or before the Effective Date due to the inability of the parties to obtain necessary consents or approvals or the inability of the parties to take certain other actions necessary to effect such transfers. To the extent any transfers contemplated by this Agreement have not been fully effected on or before the Effective Date, Seller and Buyer shall cooperate and use commercially reasonable efforts to obtain any necessary consents or approvals or take any other actions necessary to effect such transfers as promptly as practicable following the Effective Date. Nothing herein shall be deemed to require the transfer or assignment of any asset to the extent that such transfer or assignment would constitute a material breach or cause forfeiture or loss of such asset; provided, however, that even if such asset cannot be so transferred or assigned, such asset shall be deemed a Local Asset solely for purposes of determining whether any Liability is a Local Assumed Liability. If an attempted assignment would be ineffective or would impair Buyer's rights under any such Local Asset so that Buyer would not receive all such rights, then the parties will use commercially reasonable efforts to provide to, or cause to be provided to, Buyer, to the extent permitted by law, the rights of any such Local Asset and take such other actions as may reasonably be requested by Buyer in order to place Buyer, insofar as reasonably possible, in the same position as if such Local Asset had been transferred as contemplated hereby. In connection therewith, (a) Seller will promptly pass along to Buyer when received all benefits derived by Seller with respect to any such Local Asset and (b) Buyer will pay, perform and discharge on behalf of Seller all of Seller's obligations with respect to any such Local Asset in a timely manner and in accordance with the terms thereof which it may do without breach. If and when such consents or approvals are obtained or such other required actions have been taken, the transfer of the applicable Local Asset will be effected in accordance with the terms of this Agreement.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES

        Buyer acknowledges and agrees that, except as expressly set forth in this Agreement or the Master Agreements (a) Seller is not making any representations or warranties, express or implied, as to the condition, quality, merchantability or fitness of any Local Asset transferred pursuant to this Agreement, (b) ALL SUCH LOCAL ASSETS ARE HEREBY SOLD ON AN "AS IS," "WHERE IS" BASIS (and in the case of any real property, by means of a quitclaim or similar form deed or conveyance), and (c) Buyer will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in Buyer good and marketable title, free and clear of any security interest, pledge, lien, charge, claim or other encumbrance of any nature whatsoever.

ARTICLE 8
GENERAL PROVISIONS

        8.1    Further Assurances.    The parties hereto shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement. Except as otherwise expressly provided in this Agreement, Seller shall not be obligated to incur any out-of-pocket costs, expenses and fees in connection with its obligations under this Article 8.1, including, without limitation, any attorneys' fees, recording, assignment or other similar fees.

        8.2    Governing Law and Dispute Resolution.    The internal laws of the State of [State/Country] (excluding its rules governing conflicts of laws [and the U.N. Convention on the International Sale of Goods]) govern the construction, interpretation and other matters arising out of or in connection with this Agreement and each of the Exhibits hereto (whether arising in contract, tort, equity or otherwise). The parties agree that, in the event of any dispute or disagreement between the parties as to the interpretation of any provision of this Agreement (a "Dispute"), the matter, upon written request of either party, will be referred for amicable resolution to the Steering Committee established by Agilent and Verigy pursuant to the Separation Agreement. In the event any Dispute cannot be resolved in a friendly manner by the Steering Committee, the parties shall submit their dispute to the alternative dispute resolution processes specified in the Separation Agreement.

        8.3    Severability.    If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.

        8.4    Entire Agreement.    This Agreement, and each of the schedules appended hereto, constitutes the final agreement between the parties, and is the complete and exclusive statement of the parties' agreement on the matters contained herein. All prior and contemporaneous negotiations and agreements between the parties with respect to the matters contained herein are superseded by this Agreement.

        8.5    Counterparts.    The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and both of which together constitute one agreement. The signatures of both parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party's signature is as effective as signing and delivering the counterpart in person.

        8.6    Headings.    The captions, titles and headings included in this Agreement are for convenience only, and do not affect this Agreement's construction or interpretation. When a reference is made in this Agreement to an article or schedule, such reference will be to an article of, or a schedule to, this Agreement unless otherwise indicated.

[This space intentionally left blank]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized and empowered representatives with effect as of the Effective Date.

"Seller"	"Buyer"
[•], a company organized under the laws of [•]	[•],a company organized under the laws of [•]
By:	By:

Name:	Name:

Title:	Title:

SCHEDULE 1

Local Assets

Local Assets consist of the following:

        (a)   all right, title or interest in or to Leases representing the Assigned Real Property and the Subleased Real Property;

        (b)   all office supplies, maintenance supplies and packaging materials, together with spare parts, supplies and promotional materials and all inventories in each case to the extent held exclusively or primarily for use in the Business (including raw materials, purchased goods, parts, containers, recycled materials, work in process, supplies, finished goods and demo and consignment inventory) and located on the Assigned Real Property or the Subleased Real Property, in transit to or from the Assigned Real Property or the Subleased Real Property, on the books of Seller, held by vendors or which otherwise are used or held for use exclusively or primarily in connection with the Business;

        (c)   all fixtures, machinery, equipment, vehicles, furniture, tools and tooling, instruments, spare parts, supplies (including storeroom supplies), pallets, office and laboratory equipment, testing facilities, materials, fuel and other personal property, owned or leased, not normally included in inventory, that are used or held for use exclusively or primarily in connection with the Business;

        (d)   all automobiles owned by Seller and used exclusively or primarily by Transferred Employees, and leasehold interests in all leases of automobiles leased by Seller and used exclusively or primarily by Transferred Employees;

        (e)   all accounts receivable from Seller in respect of the Business, including, without limitation, trade account receivables, bad debt allowances, employee loans and unidentified receipts;

        (f)    all right, title or interest in or to the sales contracts, Customer Contracts, Supplier Contracts, maintenance or service agreements, purchase orders for materials and other services, dealer and distributorship agreements, advertising and promotional agreements, equipment leases, joint ventures, partnership agreement or other agreements (including but not limited to any agreements of Agilent with suppliers, sales representatives, distributors, agents, lessees of Personal Property, licensors, licensees, consignors and consignees specified therein but excluding any licenses relating to Intellectual Property Rights), in each case, exclusively related to the Business (collectively, the "Assumed Contracts");

        (g)   all warranties, guarantees, claims, rights, credits, causes of action and rights of setoff against third parties to the extent relating to or arising from either the Business or the Local Assets;

        (h)   to the extent transferable, all permits, certificates, licenses (excluding licenses relating to Intellectual Property Rights), orders, franchises, registrations, variances, tax abatements, approvals and other similar rights or authorizations of any Governmental Authority to the extent exclusively related to the ownership, maintenance and operation of the Business;

        (i)    all customers' files, credit information, supplier lists, parts lists, vendor lists, business correspondence, business lists, sales literature, promotional literature, other selling and advertising materials and all other assets and rights exclusively or primarily related to the Business; provided, however, that to the extent any such materials also relate to or arise from or are used in connection with the Retained Business, or any such information is commingled with information used in the Retained Business, both parties shall have equal rights to use and license others to use such materials and information, and the original version of all such materials and of all tangible embodiments of such information shall not be a Local Asset and shall be retained by Seller with either (i) accurate copies thereof to be provided to Buyer on the Separation Date, or (ii) access (including the right to make copies) thereto provided to Buyer from and after the Separation Date, in either case, at Seller's option;

        (j)    except as set forth in any other Transaction Document, all marketing, personnel, financial and other books and all other documents, microfilm and business records and correspondence wherever located, exclusively or primarily related to the Business; provided, however, that to the extent any such

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documents also relate to or arise from or are used in connection with the Retained Business, or any such information is commingled with information used in the Retained Business, the original version of all such materials and of all tangible embodiments of such information shall not be a Local Asset and shall be retained by Seller with either (i) accurate copies thereof to be provided to Buyer on the Separation Date, or (ii) access (including the right to make copies) thereto provided to Buyer from and after the Separation Date, in either case, at Seller's option;

        (k)   [not applicable];

        (l)    the Transferred IT Infrastructure;

        (m)  [not applicable];

        (n)   [not applicable]; and

        (o)   all other assets and rights of Seller to the extent such assets are used exclusively or primarily in the Business, are not Local Excluded Assets and are not of a category or type described in the foregoing clauses (a) through (n).

With respect to the Local Assets identified in foregoing clauses (a) and (c), to the extent such Transferred Assets are leased or licensed from a third party, the transfer to Buyer will be subject to the terms of such lease or license and the inclusion in the Local Assumed Liabilities of the obligations of Seller under such lease or license to the extent (but only to the extent) related to such Local Assets.

Notwithstanding the foregoing, (i) the Local Assets will not include any Local Excluded Assets and (ii) all transfers, deliveries or transmissions of information included in the Local Assets pursuant to the foregoing paragraphs (i) and (j) shall be made pursuant to the terms of the Master Separation Agreement.

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SCHEDULE 2

Local Assumed Liabilities

None.

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SCHEDULE 3

Local Excluded Assets

The Local Excluded Assets include the following:

        (a)   cash, bank accounts, certificates of deposit and other cash equivalents (other than cash amounts specifically contributed to Verigy pursuant to the Master Separation Agreement);

        (b)   all insurance policies and any rights, claims or chooses in action under such insurance policies;

        (c)   all rights to refunds of any Tax payments, or prepayments or overpayments of any Tax, with respect to periods prior to the Separation Date, including recoverable payments of VAT or similar Taxes (except as provided in the Tax Sharing Agreement);

        (d)   notwithstanding anything to the contrary contained herein or in the Intellectual Property Matters Agreement, all Intellectual Property Rights, including without limitation, the Transferred Intellectual Property Rights, the Transferred Trademarks, the Transferred Licenses and the Business Technology;

        (e)   enterprise-deployed, centrally managed computer hardware used by Agilent or its Subsidiaries prior to the Separation, including any such hardware that is used by or for the Business prior to or as of the Separation, and all licenses or other agreements with third parties concerning the use thereof other than the hardware and software included in the Transferred IT Infrastructure;

        (f)    equipment and/or fixed assets of lessees located on Agilent-owned or leased real property; and

        (g)   assets and Contracts relating to any Agilent Plan, except as expressly provided in the Employee Matters Agreement;

        (h)   the following inventories: (i) 84K support inventory located in Santa Rosa, CA (identified with the IBO value of F10095), and (ii) 93K Analog Modules support inventory located in Hachioji, Japan (identified with the IBO value of F10105); and

        (i)    Agilent Shared Contracts.

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SCHEDULE 4

Local Excluded Liabilities

None.

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[SCHEDULE 5

Local Purchase Price]

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EXHIBIT D

EXCLUDED ASSETS

        The Excluded Assets include the following:

        (a)   cash, bank accounts, certificates of deposit and other cash equivalents (other than cash amounts specifically contributed to Verigy pursuant to the Master Separation Agreement);

        (b)   all insurance policies and any rights, claims or chooses in action under such insurance policies;

        (c)   all rights to refunds of any Tax payments, or prepayments or overpayments of any Tax, with respect to periods prior to the Separation Date, including recoverable payments of VAT or similar Taxes (except as provided in the Tax Sharing Agreement);

        (d)   notwithstanding anything to the contrary contained herein or in the Intellectual Property Matters Agreement, (i) all Intellectual Property Rights other than the Transferred Intellectual Property Rights, (ii) any Technology that is owned by a third party that Agilent and its Subsidiaries do not have the right to provide to Verigy and (iii) any Intellectual Property Rights under non-transferable portfolio cross-licenses other than those that can be transferred on a no cost basis;

        (e)   enterprise-deployed, centrally managed computer hardware used by Agilent or its Subsidiaries prior to the Separation, including any such hardware that is used by or for the Business prior to or as of the Separation, and all licenses or other agreements with third parties concerning the use thereof other than the hardware and software included in the Transferred IT Infrastructure;

        (f)    equipment and/or fixed assets of lessees located on Agilent-owned or leased real property; and

        (g)   assets and Contracts relating to any Agilent Plan, except as expressly provided in the Employee Matters Agreement;

        (h)   the following inventories: (i) 84K support inventory located in Santa Rosa, CA (identified with the IBO value of F10095), and (ii) 93K Analog Modules support inventory located in Hachioji, Japan (identified with the IBO value of F10105); and

        (i)    Agilent Shared Contracts.

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EXHIBIT E

GLOBAL REORGANIZATION AND RESTRUCTURING PLAN

        This Global Reorganization & Restructuring Plan summarizes the transactions to be undertaken to effect the Transfer in relation to the subsidiaries and businesses of Agilent and Verigy. The transactions are summarized by country and, together, constitute the "Plan." All capitalized terms used but not otherwise defined herein will have the meaning ascribed thereto in the Master Separation Agreement.

***

Initial Transaction Steps

        Agilent Technologies Inc. ("Agilent") has established Verigy Pte. Ltd., a newly formed Singaporean subsidiary ("Verigy"), with nominal capital. Through the process described below, Agilent will contribute to Verigy its Business assets and liabilities including, without limitation, its ownership interests in the subsidiaries set forth on Schedule 1 hereto, and transfer its Business employees to Verigy and its subsidiaries as set forth below. On or prior to the consummation of the various separation steps, Verigy will convert from a "private" Singapore company to a "public" Singapore company and, in connection therewith, its corporate name will become "Verigy Ltd."

        As detailed below, the final Verigy structure will include first-tier and second-tier subsidiaries. The subsidiaries in the Asia Pacific jurisdictions will be directly held by Verigy, whereas the subsidiaries in the remaining jurisdictions will be held by Verigy (Netherlands) BV, a newly-formed private limited liability company organized under the laws of the Netherlands and wholly-owned subsidiary of Verigy ("Dutch Holdco").

        As soon as commercially practicable following the consummation of the various separation steps, Verigy intends to offer and sell a limited number of Verigy ordinary shares pursuant to the IPO. After the IPO, subject to the Master Separation Agreement, Agilent may distribute the outstanding Verigy ordinary shares then owned by Agilent to Agilent shareholders.

Country	Transaction Description
Canada	Agilent Technologies Canada Inc. ("Agilent Canada") will establish Verigy (Canada) Inc., a newly-formed Canadian subsidiary ("Verigy Canada"), with nominal capital. Agilent Canada will then sell 100% of the stock of Verigy Canada to Dutch Holdco for nominal consideration. Dutch Holdco will then capitalize Verigy Canada with equity, in an amount to be determined.
Agilent Canada will then sell its Business assets in Canada to Verigy Canada for cash plus assumption of liabilities, and transfer its Business employees to Verigy Canada.
China
Verigy will establish Verigy Semi-conductor Technologies (Shanghai) Co., a newly-formed Chinese subsidiary ("Verigy China"), with nominal capital. Verigy will then capitalize Verigy China with equity or debt, or a combination of both, in amounts to be determined. Each of Agilent Technologies Shanghai Company Limited ("AT Shanghai"), Agilent Technologies Company Limited ("AT China") and Agilent Technologies Software Company Limited will then sell their Business assets to Verigy China for cash plus assumption of liabilities, and AT Shanghai will transfer its Business employees to Verigy China.

France
Agilent Technologies France SAS ("Agilent France) will organize Verigy France, a newly-formed subsidiary ("Verigy France"), with nominal capital. Agilent France will then sell 100% of the stock of Verigy France to Dutch Holdco for nominal consideration. Dutch Holdco will then capitalize Verigy France with equity in an amount to be determined in exchange for additional shares of Verigy France.
Agilent France will then sell its Business assets in France to Verigy France for cash plus assumption of liabilities, and transfer its Business employees to Verigy France.
Germany
Agilent Technologies International B.V. ("AT International BV") will organize Verigy Germany GmbH, a newly-formed subsidiary ("Verigy GmbH"), with minimum registered capital. AT International BV will then sell 100% of the stock of Verigy GmbH to Dutch Holdco for nominal consideration. Verigy will then capitalize Dutch Holdco with an equity.

Agilent Technologies Deutschland Holding GmbH and its subsidiary group including Agilent Technologies Sales & Services GmbH & Co. KG, Agilent Technologies R&D and Marketing GmbH & Co. KG, and Agilent Technologies Manufacturing GmbH & Co. KG (collectively the "Agilent Germany Group"), will transfer their Business assets and liabilities in Germany to Verigy GmbH as follows: (i) Agilent Technologies R&D and Marketing GmbH & Co. KG ("Agilent Germany R&D") will sell certain of its Business assets and liabilities in Germany (the "Contributed German Assets") to Dutch Holdco. Dutch Holdco will then resolve an in-kind capital increase of Verigy GmbH and will direct the Agilent Germany R&D to assign the Business assets directly to Verigy GmbH; and (ii) the Agilent Germany Group will sell all of its remaining Business assets and liabilities in Germany (the "Local German Assets") directly to Verigy GmbH, and Agilent Germany R&D will transfer its Business employees to Verigy GmbH, and the Dutch Holdco will pay the purchase price for such Local German Assets for and on behalf of Verigy GmbH, such payment to be treated as a contribution to capital reserves of Verigy GmbH.
Italy
Agilent Technologies Italia S.p.A. ("Agilent Italy") will organize Verigy Italia S.r.L., a newly-formed subsidiary ("Verigy Italy"), with nominal capital. Agilent Italy will then contribute its Business assets and liabilities in Italy (other than trade receivables relating to the Business in Italy) to Verigy Italy in exchange for an additional share of Verigy Italy, and transfer its Business employees to Verigy Italy. Agilent Italy will then sell 100% of the stock of Verigy Italy to Dutch Holdco. Agilent Italy will sell to Verigy GmbH the trade receivables relating to the Business in Italy.
Japan
Agilent Technologies Singapore (Holdings) Pte. Ltd. ("AT Singapore Holdings") will organize Verigy (Japan) K.K., a newly-formed subsidiary ("Verigy Japan"), with nominal capital. AT Singapore Holdings will then sell 100% of the stock of Verigy Japan to Verigy for nominal consideration. Verigy will then capitalize Verigy Japan with equity or debt, or a combination of both, in amounts to be determined.

Each of Agilent Technologies Japan, Ltd. ("AT Japan"), Yokogawa Analytical Systems, Inc. ("YAS"), and Agilent Technologies International Japan, Ltd. ("Agilent International Japan") will then sell its Business assets in Japan to Verigy Japan for cash plus assumption of liabilities, and AT Japan will transfer its Business employees to Verigy Japan.

Korea
Agilent Technologies Korea Limited ("Agilent Korea") will organize Verigy Korea Ltd., a newly-formed subsidiary ("Verigy Korea"), with nominal capital. Agilent Korea will then sell 100% of the stock of Verigy Korea to Verigy for nominal consideration. Verigy will then capitalize Verigy Korea with equity or debt, or a combination of both, in amounts to be determined.
Agilent Korea will then sell its Business assets in Korea to Verigy Korea for cash plus assumption of liabilities, and transfer its Business employees to Verigy Korea.
Malaysia
Agilent Technologies Sales (Malaysia) Sdn. Bhd. ("Agilent Malaysia") will acquire an existing Malaysian company formed with nominal capital named Modular Summer Sdn. Bhd. (the "Shelf Company"). Agilent Malaysia will transfer ownership of the Shelf Company to Verigy and the Shelf Company will be renamed Verigy (Malaysia) Sdn. Bhd. ("Verigy Malaysia"). Verigy will then capitalize Verigy Malaysia with equity or debt, or a combination of both, in amounts to be determined.

Each of Agilent Malaysia, Agilent Technologies (Malaysia) Sdn. Bhd. and Agilent Technologies Microwave Products (M) Sdn. Bhd. will then sell its Business assets in Malaysia to Verigy Malaysia for cash plus assumption of liabilities, and Agilent Malaysia will transfer its Business employees to Verigy Malaysia.
Netherlands	AT International BV will organize Dutch Holdco with nominal capital. AT International BV will then sell 100% of the stock of Dutch Holdco to Verigy for nominal consideration.
Verigy will then capitalize Dutch Holdco with equity in amounts to be determined in order to fund lower-tier acquisitions of the Business.
Singapore
Agilent Technologies Singapore (Sales) Pte Ltd ("AT Singapore Sales") will sell the Business assets (other than the Intellectual Property Rights) in Singapore to Verigy for cash plus assumption of liabilities, and transfer its Business employees.

Agilent and AT Singapore Holdings will organize Verigy (Singapore) Pte. Ltd., a newly-formed subsidiary ("IP Holdco"), with nominal capital. Agilent Singapore Holdings will then sell 100% of the stock of IP Holdco to Verigy for nominal consideration. Verigy will then capitalize IP Holdco with equity or debt, or a combination of both, in amounts to be determined.
AT Singapore Holdings will then sell and license to IP Holdco certain Intellectual Property Rights relating to the Business for cash plus assumption of liabilities.
Switzerland	Agilent Technologies International Sàrl will sell the Business assets in Switzerland to Verigy for cash plus assumption of liabilities.
Taiwan
Verigy will form Verigy Pte. Ltd. Taiwan Branch, a newly-formed Taiwanese branch office ("Taiwan Branch"), with the minimal capital requirement of NT$5,000,000. Verigy will then capitalize Taiwan Branch with equity or debt, or a combination of both, in amounts to be determined.
Agilent Technologies Taiwan Ltd. will then sell its Business assets in Taiwan to Taiwan Branch for cash plus assumption of liabilities, and transfer its Business employees to Taiwan Branch.

United States
Agilent will form Verigy US, Inc., a Delaware corporation ("Verigy Sales"), and Verigy (US) Development Inc., a Delaware corporation ("Verigy Development"), with nominal capital. Verigy Sales will own 100% of the stock of Verigy Development. Agilent will then sell 100% of the stock of Verigy Sales to Dutch Holdco for nominal consideration. Dutch Holdco will then capitalize Verigy Sales with equity, in an amount to be determined.

Agilent will then sell the Business assets (other than Intellectual Property Rights) to Verigy Sales, and transfer the Business employees to Verigy Sales. Thereafter, Verigy Sales may contribute certain assets, and transfer certain employees to Verigy Development.
Agilent will then sell and license to IP Holdco certain Intellectual Property Rights relating to the Business for cash plus assumption of liabilities.
Miscellaneous
Singapore: The following Agilent entities may transfer a limited amount of Business assets and related liabilities to Verigy Singapore: Agilent Technologies Australia Pty Ltd, Agilent Technologies Hong Kong Limited, Agilent Technologies Singapore Vision Operation Pte Ltd, Agilent Technologies (Thailand) Limited and Agilent Technologies Singapore Pte Ltd.

Germany: The following Agilent entities may transfer a limited amount of Business assets and related liabilities to Verigy Germany: Agilent Technologies Italia S.p.A., Agilent Technologies Österreich GmbH, Agilent Technologies Belgium S.A./N.V., Agilent Technologies Denmark A/S, Agilent Technologies Finland Oy, Agilent Technologies Ireland Limited, Agilent Technologies Israel Ltd., Agilent Technologies Netherlands B.V, Agilent Technologies Spain, S.L., Agilent Technologies Sweden AB, Agilent Technologies Europe B.V. Meyrin Branch, Agilent Technologies (Schweiz AG) and Agilent Technologies UK Limited.

United States: The following Agilent entities may transfer a limited amount of Business assets and related liabilities to Verigy Sales: Agilent Technologies Mexico, S.de R.L. de C.V. and Agilent Technologies Inter-Americas, Inc.

SCHEDULE 1

List of Stock Contributions to Verigy

1.
Verigy US, Inc., a Delaware corporation.

2.
Verigy (US) Development Inc., a Delaware corporation.

3.
Verigy (Canada) Inc., a company organized under the federal laws of Canada.

4.
Verigy France, a company organized under the laws of France.

5.
Verigy Germany GmbH, a private limited liability company organized under the laws of Germany.

6.
Verigy Italia S.r.L., a limited liability company organized under the laws of Italy.

7.
Verigy K.K., a company organized under the laws of Japan.

8.
Verigy Korea Ltd., a limited liability company organized under the laws of Korea.

9.
Verigy (Netherlands) BV, a private limited liability company organized under the laws of the Netherlands.

10.
Verigy (Singapore) Pte. Ltd., a private limited company organized under the laws of Singapore.

11.
Verigy (Malaysia) Sdn. Bhd.

EXHIBIT F

TRANSFERRED ASSETS

        Transferred Assets consist of the following:

        (a)   all right, title or interest in or to Leases representing the Assigned Real Property and the Subleased Real Property;

        (b)   all office supplies, maintenance supplies and packaging materials, together with spare parts, supplies and promotional materials and all inventories in each case to the extent held exclusively or primarily for use in the Business (including raw materials, purchased goods, parts, containers, recycled materials, work in process, supplies, finished goods and demo and consignment inventory) and located on the Assigned Real Property or the Subleased Real Property, in transit to or from the Assigned Real Property or the Subleased Real Property, on the books of Agilent, held by vendors or which otherwise are used or held for use exclusively or primarily in connection with the Business;

        (c)   all fixtures, machinery, equipment, vehicles, furniture, fixtures, tools and tooling, instruments, spare parts, supplies (including storeroom supplies), pallets, office and laboratory equipment, testing facilities, materials, fuel and other personal property, owned or leased, not normally included in inventory, that are used or held for use exclusively or primarily in connection with the Business;

        (d)   all automobiles owned by Agilent and its Subsidiaries and used exclusively or primarily by Verigy Employees or Verigy Transferred Employees, and leasehold interests in all leases of automobiles leased by Agilent and used exclusively or primarily by Verigy Employees or Verigy Transferred Employees;

        (e)   all accounts receivable from Agilent or its Subsidiaries in respect of the Business, including, without limitation, trade account receivables, bad debt allowances, employee loans and unidentified receipts;

        (f)    all right, title or interest in or to the sales contracts, Customer Contracts, Supplier Contracts, maintenance or service agreements, purchase orders for materials and other services, dealer and distributorship agreements, advertising and promotional agreements, equipment leases, joint ventures, partnership agreement or other agreements (including but not limited to any agreements of Agilent with suppliers, sales representatives, distributors, agents, lessees of Personal Property, licensors, licensees, consignors and consignees specified therein but excluding any licenses relating to Intellectual Property Rights), in each case, exclusively related to the Business (collectively, the "Assumed Contracts");

        (g)   all warranties, guarantees, claims, rights, credits, causes of action and rights of setoff against third parties to the extent relating to or arising from any of the Business, the Transferred Assets, Transferred Intellectual Property Rights, Business Technology or Transferred Licenses;

        (h)   to the extent transferable, all permits, certificates, licenses (excluding licenses relating to Intellectual Property Rights), orders, franchises, registrations, variances, tax abatements, approvals and other similar rights or authorizations of any Governmental Authority to the extent exclusively related to the ownership, maintenance and operation of the Business;

        (i)    all customers' files, credit information, supplier lists, parts lists, vendor lists, business correspondence, business lists, sales literature, promotional literature, other selling and advertising materials and all other assets and rights exclusively or primarily related to the Business; provided, however, that to the extent any such materials also relate to or arise from or are used in connection with the Retained Business, or any such information is commingled with information used in the Retained Business, both parties shall have equal rights to use and license others to use such materials and information, and the original version of all such materials and of all tangible embodiments of such

F-1

information shall not be a Transferred Asset and shall be retained by Agilent with either (i) accurate copies thereof to be provided to Verigy on the Separation Date, or (ii) access (including the right to make copies) thereto provided to Verigy from and after the Separation Date, in either case, at Agilent's option;

        (j)    except as set forth in any other Transaction Document, all marketing, personnel, financial and other books and all other documents, microfilm and business records and correspondence wherever located, exclusively or primarily related to the Business; provided, however, that to the extent any such documents also relate to or arise from or are used in connection with the Retained Business, or any such information is commingled with information used in the Retained Business, the original version of all such materials and of all tangible embodiments of such information shall not be a Transferred Asset and shall be retained by Agilent with either (i) accurate copies thereof to be provided to Verigy on the Separation Date, or (ii) access (including the right to make copies) thereto provided to Verigy from and after the Separation Date, in either case, at Agilent's option;

        (k)   all issued and outstanding stock, investments or similar interests of Agilent and the Subsidiaries of Agilent listed on a schedule to the Master Separation Agreement;

        (l)    the Transferred IT Infrastructure;

        (m)  all of Agilent's equity interests in Touchdown Technologies, Inc., Pintail Technologies, Inc. and Shanghai Hvatek Software Engineering Company Limited;

        (n)   all of Agilent's rights under the Flextronics Transfer Agreements; and

        (o)   all other assets and rights of Agilent and its Subsidiaries to the extent such assets are used exclusively or primarily in the Business, are not Excluded Assets and are not of a category or type described in the foregoing clauses (a) through (l).

        With respect to the Transferred Assets identified in foregoing clauses (a) and (c), to the extent such Transferred Assets are leased or licensed from a third party, the transfer to Verigy will be subject to the terms of such lease or license and the inclusion in the Assumed Liabilities of the obligations of Agilent and its Subsidiaries under such lease or license to the extent (but only to the extent) related to such Transferred Assets.

        Notwithstanding the foregoing, (i) the Transferred Assets will not include any Excluded Assets and (ii) all transfers, deliveries or transmissions of information included in the Transferred Assets pursuant to the foregoing paragraphs (i) and (j) shall be made pursuant to the terms of the Master Separation Agreement.

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EXHIBIT G

Litigation Disclosure Letter—Schedule 1

The following lawsuit is included on this Schedule 1: Phil Angelico, Plaintiff, v. Agilent Technologies, Defendant, In Court of Common Pleas of Lehigh County, Pennsylvania, Civil Division, No. 2005-C-3504.

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Litigation Disclosure Letter—Schedule 2

None

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QuickLinks

  Exhibit 2.2
GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT between AGILENT TECHNOLOGIES, INC. and VERIGY LTD. Dated as of June 1, 2006
TABLE OF CONTENTS
ANNEX A
SCHEDULE 1 Assigned Real Property
SCHEDULE 2 Subleased Real Property
EXHIBIT A FORM OF BILL OF SALE
EXHIBIT B FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT C LOCAL ASSET TRANSFER AGREEMENT
ARTICLE 1 DEFINITIONS
ARTICLE 2 PURCHASE AND SALE OF ASSETS
ARTICLE 3 PURCHASE PRICE AND PAYMENT
ARTICLE 4 EMPLOYEES
ARTICLE 5 INTERPRETATION; CONFLICT OF TERMS
ARTICLE 6 THIRD PARTIES
ARTICLE 7 REPRESENTATIONS AND WARRANTIES
ARTICLE 8 GENERAL PROVISIONS
SCHEDULE 1
SCHEDULE 2
SCHEDULE 3
SCHEDULE 4
[SCHEDULE 5
EXHIBIT D EXCLUDED ASSETS
EXHIBIT E GLOBAL REORGANIZATION AND RESTRUCTURING PLAN
Initial Transaction Steps
SCHEDULE 1 List of Stock Contributions to Verigy
EXHIBIT F TRANSFERRED ASSETS
EXHIBIT G Litigation Disclosure Letter—Schedule 1